Exhibit 99.1
Proposal 4: Proposal to amend and restate the Bank of America Corporation Equity Plan

Executive summary

•	Proposal 4 seeks to amend and restate the Bank of America Corporation Equity Plan (BACEP or Plan) to (i) increase the number of shares available for grant by 100 million; (ii) limit the value of shares granted to a non-employee director in a calendar year, together with any cash fees paid during the calendar year, to $1 million in total value, with certain donation and special service exceptions; and (iii) extend the expiration date of the Plan.

•	Equity-based awards are a fundamental part of how we align compensation with our shareholders’ interests, and the BACEP plays a critical role in our pay-for-performance compensation program and in our compliance with regulatory requirements. During our extensive engagement efforts in 2024, shareholders expressed support for our unique broad use of equity awards and understood how this practice contributes to burn rate.

•	The Compensation and Human Capital Committee exercises oversight of our compensation program and employee benefits, including the intentional granting of shares under the BACEP, taking into account broader company, human capital, and capital allocation strategy to support our teammates, deliver a world-class experience for clients and Responsible Growth for shareholders.
Material changes
The amendment and restatement makes the following material changes:

•	The number of shares of our common stock available for awards under the Plan will be increased by 100 million. In 2024, shareholders approved the addition of 100 million shares for grant under the Plan, and the company awarded approximately 117.4 million in the same year. The additional 100 million shares requested would allow the company to continue current grant practices for at least one more year.

•
The Plan limits the maximum number of shares subject to awards granted to a non-employee director in a calendar year, together with any cash fees paid during the calendar year to that director, to $1 million in total value, excluding charitable or in memoriam donations made by the company and fees paid, at the Board’s discretion, for service on any special purpose committee or for any other specific service.

•	The Plan term is extended through April 21, 2035 (i.e., 10 years after the date of the annual meeting).
Background
The BACEP was last amended and approved by shareholders in 2024, which included the addition of 100 million shares available for grant. Under the Plan, we have reserved a number of shares of our common stock for issuance to employees (including executive officers) as equity-based awards in the form of restricted stock, restricted stock units (RSUs), stock options, and SARs and for issuance to non-employee directors as restricted stock awards. The BACEP is currently scheduled to expire on April 24, 2033.
In March 2025, our Board approved the amendment and restatement of the BACEP to increase the number of common shares available to grant, limit the maximum number of shares annually awarded to directors, and extend the term of the Plan to April 2035, subject to the approval of our shareholders at the annual meeting.
Based on data available as of December 31, 2024, our level of overhang was lower than the average for our primary competitor group. Additionally, our rate at which we grant equity awards relative to shares of our common stock outstanding (sometimes referred to as “burn rate”) was below the average burn rate for our primary competitor group on a three-year average basis. If the proposed amendment and restatement is approved, we expect the pool of requested shares to last approximately one year, assuming we maintain similar grant practices as over the past two years and assuming, hypothetically, our current stock price remains constant.
The number of shares remaining available for grant under the BACEP as noted in the table below differs from those reported as of December 31, 2024, because that information does not take into account year-to-date grants during 2025 for the 2024 performance year.

Information regarding the number of shares remaining available for grant as required by SEC disclosure rules are discussed in detail in this proposal under “Additional information” on page 88.
The list of companies included in our primary competitor group is detailed under “2024 Competitor group” on page 64.
Impact of the amendment and restatement based on information as of March 3, 2025
As of March 3, 2025, under the current authorization, there are approximately 85 million shares of common stock available for grant as equity- based awards under the BACEP. Based on our current grant practices, these shares would last less than one year, while the current BACEP term has eight years remaining. We believe it is appropriate to increase the number of shares of our common stock available for awards under the BACEP so that our company can continue the practice of granting deferred equity-based awards in lieu of cash.
We estimate the total dilutive effect of the BACEP and our legacy stock plans on our shareholders (sometimes called “overhang”) resulting from the amendment and restatement would be approximately 6.0%, with the incremental overhang resulting from the requested share increase equal to approximately 1.2%. The overhang is calculated as follows, in each case as of March 3, 2025:

(a) Incremental share request subject to shareholder approval	100,000,000

(b) Shares underlying outstanding awards of restricted shares / stock-settled restricted stock units under all equity plans(1)	299,219,789

(c) Options outstanding under all equity plans(2)	0

(d) Shares currently available for future issuance under all equity plans(3)	84,942,478

(e) Total shares available for, or outstanding under, equity awards (a + b + c + d)	484,162,267

(f) Total common shares outstanding	7,602,798,325

(g) Fully diluted overhang (e/(e+f))(4)	6.0%

(h) Basic diluted overhang (e/f)	6.4%

(1)	Includes 7,080,018 vested RSUs subject to a required six- or twelve-month holding period and 753,102 vested RSUs that are expected to be issued/delivered within 30 days of the record date. Also includes 394,932 vested RSUs and stock option gain deferrals that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted. This total includes PRSUs vesting at target (the target amount, 100%, is the maximum that can be earned).
(2)	The total number of non-compensatory warrants and convertible instruments as of March 3, 2025 was 61,603,640, and is not reflected in the table above.
(3)	Includes 84,942,478 shares of common stock available for future issuance under the BACEP.
(4)	To determine the sum of (e) plus (f) for this calculation, 33,289 restricted stock shares included in both (e) and (f) are counted only once to prevent duplicative aggregation.
Purpose of the Plan
The Plan, and the proposed amendment and restatement of it, is intended to serve a critical role in our pay-for-performance compensation program and is necessary for us to comply with the regulatory landscape in certain jurisdictions. In addition, our Board believes that equity-based awards aid in our ability to attract, retain, and motivate our employees and are the most direct way to align employee interests with those of shareholders. As part of our pay-for-performance practices, more than 100,000 employees receive variable incentives. More highly compensated employees receive a portion of their variable incentive as deferred RSUs. The portion of the variable incentive deferred as equity-based awards generally increases with compensation levels according to a predetermined deferral grid. RSUs are also a significant component of the Sharing Success awards that have been or will be made to approximately 97% of employees in March 2025. Most Sharing Success awards are in the form of company common stock, providing the opportunity to further share in our company’s long-term success. The RSU awards are a key part of our pay-for-performance philosophy, and in many cases are required by law, rule, and regulation. In addition, our executive officers receive PRSUs that must be re-earned by meeting specific performance criteria, as described on page 60 for awards granted in February 2025. Equity awards granted to employees are subject to cancellation and clawback features which encourage appropriate behavior and manage risk in our compensation program; these features are described on page 62. Granting RSU awards that include deferral, cancellation, and clawback features is a key risk-balancing mechanism in our pay-for-performance compensation program and serves to align employee interests with shareholder interests while complying with regulatory requirements.
The value of RSUs tracks the price of our common shares. Compensation expense is in the compensation and benefits expense line of the income statement.
The Plan, and the proposed amendment and restatement of it, is intended to be the company’s vehicle for delivering deferred equity-based awards. Since April 2022, the amount of common stock awarded has averaged approximately 111 million shares each year, which includes approximately 19.2 million shares granted in March 2025 under the Sharing Success award program leaving approximately 85 million shares remaining for future awards. The Board has determined to increase the shares of our common stock available for awards under the Plan by 100 million shares to enable the granting of Plan awards in the future. The alternative would be to increase the use of deferred cash awards, which we believe would reduce alignment with shareholder interests. Therefore, the Board recommends the amendment and restatement to increase the number of shares of common stock available for awards under the Plan.
In addition, the company has and continues to repurchase shares of common stock in an amount at least equal to the value of stock-settled equity awards as they are recognized into capital. These share repurchases offset the net new shares of common stock delivered under the BACEP. The company currently intends to continue this repurchase practice. The company’s common stock repurchases are subject to required regulatory review and Board approval.
The additional 100 million shares to be authorized under the BACEP would allow our company to continue current grant practices for approximately one year.
Overview of the amendment and restatement
The following is a summary of the material terms of the proposed amendment and restatement and is qualified, in its entirety, by reference to the terms of the BACEP. A copy of the BACEP, approved by the Board in March 2025, is attached to this proxy statement as Appendix B. There are no proposed changes to the shareholder-friendly design features of the Plan, summarized on page 82, except that the proposed amendment and restatement adds a new annual award limit for non-employee directors. The proposed amendment and restatement will become effective only if the BACEP is approved by our shareholders.
Number of shares
The BACEP, as last approved by shareholders in 2024, provides that the aggregate number of shares of our common stock available for grants of awards under the Plan from and after January 1, 2015 will not exceed the sum of (i) 450 million shares, plus (ii) any shares that were subject to an award as of December 31, 2014 under the BACEP, if such award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015, plus (iii) effective upon April 24, 2019, 150 million shares, plus (iv) effective upon April 20, 2021, 115 million shares, plus (v) effective upon April 25, 2023, 75 million shares, plus (vi) effective upon April 24, 2024, 100 million shares. As of March 3, 2025, there were approximately 85 million common shares available for future awards under the BACEP. The amendment and restatement, if approved by shareholders, would increase the number of shares available for awards by 100 million shares, to approximately 185 million shares estimated based on information available on March 3, 2025.
Under the BACEP, each award, whether granted as a stock option, SAR, restricted stock share or RSU, counts against the available share pool as one share for each share awarded.
The share re-use provisions under the BACEP do not include any “liberal share counting” features for stock options or SARs. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards of stock options or SARs will continue to be unavailable for awards under the BACEP. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise. The BACEP does allow shares withheld to cover any tax withholding obligations in connection with awards of restricted stock or RSUs to again be available for future awards under the BACEP. Shares covered by awards will also continue to be available for awards if and to the extent (a) the award is canceled or forfeited or (b) the award is settled in cash.
Administration
The Compensation and Human Capital Committee (Committee) administers the BACEP. To the extent permitted by law, the Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the BACEP for granting awards to employees who are not “officers” under Section 16 of the Exchange Act. Under the BACEP, the Committee has authority with respect to the following:

•	the selection of the employees to receive awards from time to time

•	the granting of awards in amounts as it determines

•	the imposition of limitations, restrictions, and conditions upon awards

•	the certification of the attainment of performance goals, if applicable

•	the interpretation of the BACEP and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the BACEP

•	the correction of any defect or omission or reconciliation of any inconsistency in the BACEP or any award granted under the BACEP

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the BACEP
The Board will continue to administer grants of restricted stock under the BACEP to non-employee directors.
Eligibility
Employees of Bank of America and its subsidiaries may participate in the BACEP, as selected by the Committee. Eligible employees are those employees of Bank of America and its subsidiaries who have made, or are expected to make, important contributions to our business, as determined by the Committee, including persons employed outside the United States. Approximately 196,000 employees are expected to be eligible to participate. However, as mentioned above, the Committee in its discretion selects which employees will receive any awards. The BACEP also provides for awards of restricted stock to non-employee directors as part of our director compensation program. All 13 of the non-employee directors nominated for election at the annual meeting are eligible to receive these restricted stock awards. As noted elsewhere in this proxy statement, as part of our director compensation program, our Board grants restricted stock to directors on the day of their election or appointment as a director. Any director nominee that receives at least a majority of votes cast at the annual meeting will be elected at the annual meeting and will be eligible to receive the restricted stock award as part of their 2025-2026 director compensation. In the event this proposed amendment and restatement does not receive at least a majority of the votes cast at the annual meeting, and the amendment and restatement does not become effective, there are enough common shares remaining for issuance to grant directors elected at the annual meeting the 2025-2026 restricted stock award.
Types of awards
The BACEP permits awards of stock options, SARs, restricted stock shares and RSUs to employees and restricted stock shares to non-employee directors, all of which are described in more detail below.
Awards of stock options and SARs. The BACEP provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of a share of our common stock at the close of business on the date of grant. (The fair market value of a share of our common stock as of March 3, 2025, was $45.56.) The BACEP also provides for the grant of SARs to employees. SARs entitle the holder upon exercise to receive either cash or shares of our common stock or a combination of the two, as the Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.
Awards of options under the BACEP, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Committee. No more than an aggregate of 450 million shares may be awarded as incentive stock options under the BACEP. The terms and conditions of each option and SAR are to be determined by the Committee (or its designees) at the time of grant.
Options and SARs granted under the BACEP will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability, or termination of employment.

The BACEP includes two additional limitations on stock option and SAR grants.

•	The BACEP expressly prohibits dividend equivalents with respect to stock options and SARs.

•	Unless otherwise provided in an award agreement, the BACEP prohibits the sale, transfer, pledge, assignment, or other alienation or hypothecation (including to, for the avoidance of doubt and without limiting the foregoing restrictions, third-party financial institutions) of nonqualified stock options and SARS.
Our Board has not granted stock options or SARs since 2008.
Awards of restricted stock shares and RSUs. Under the BACEP, the Committee may award employees restricted shares of our common stock or RSUs which represent the right to receive shares of our common stock (or cash equal to the fair market value of those shares). Each award agreement will contain the terms of the award, including any applicable conditions, which may include continued service of the participant, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee.
Restricted stock shares will be held in our custody until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign, or otherwise alienate or hypothecate (including to, for the avoidance of doubt and without limiting the foregoing restrictions, third-party financial institutions) restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares.
The award agreement for any RSUs will specify whether units that become earned and payable will be settled in shares of our common stock (with one share of common stock to be delivered for each earned and payable RSU), in cash (equal to the aggregate fair market value of the RSUs that are earned and payable), or in a combination of shares and cash. Shares of our common stock used to pay earned RSUs may have additional restrictions, as determined by the Committee.
The BACEP also provides for awards of restricted stock shares to our non-employee directors as part of our director compensation program. The amended and restated BACEP, if approved by shareholders, limits the maximum number of shares subject to awards granted to a non-employee director in a calendar year, together with any cash fees paid during the calendar year to that director, to $1 million in total value, excluding charitable or in memoriam donations made by the company and fees paid, at the Board’s discretion, for service on any special purpose committee or for any other specific service. Some of our directors serve on boards of directors of our subsidiaries, for which service they are compensated in cash. The proposed amendment would include those fees in calculating the annual compensation limit. Director stock awards vest one year after the date of grant or, if earlier, at the date of the next annual meeting. However, awards that are scheduled to vest in less than 50 weeks after the date of grant will count against the 5% exception pool for the minimum vesting requirements described below. The awards vest earlier in case of death or a change in control. If a non-employee director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the non-employee director served during the vesting period before retirement. Awards may be deferred under the Bank of America Corporation Director Deferral Plan. See “Director compensation” on page 44 for additional details about our director compensation program.
Subject to the terms of the BACEP and any applicable award agreement, a participant may be entitled to receive dividends or dividend equivalents with respect to an award of restricted stock or RSUs. Dividends or dividend equivalents may be credited as cash or as additional shares or units. However, in no event will dividends or dividend equivalents vest or otherwise be paid out prior to the time that the underlying award (or portion thereof) has vested and, accordingly, any such dividends or dividend equivalents will be subject to cancellation and forfeiture if the underlying award does not vest (including both time-based and performance-based awards).
Minimum vesting conditions
The BACEP provides that generally all stock-settled awards will vest no more quickly than ratably annually as of each anniversary over a three- year period beginning on the grant date of the award. This requirement does not apply to (i) certain substitute awards arising from acquisitions; (ii) shares delivered in lieu of fully vested cash incentive awards; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (but not sooner than 50 weeks after the grant date); or (iv) awards that vest based on the achievement of performance goals over a period of at least one year. Also, the Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the BACEP. In addition, the minimum vesting requirement does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, workforce reduction, death, disability, or a change in control, in the terms of the award or otherwise.

Section 162(m) award limits
Prior to 2018, awards under the BACEP could be designed to qualify as “performance-based compensation” that were intended to be exempt from the deduction limits under Section 162(m) of the Code. Under the pre-2018 Section 162(m) rules, the plan under which awards were granted had to include certain shareholder-approved individual award limits in order for awards to qualify as performance-based compensation. The BACEP included such individual award limits, which were limited to options/SARs and performance-based restricted stock and RSU awards that were intended to qualify for the Section 162(m) performance-based compensation exception. Although changes in the U.S. tax laws made by the Tax Cuts and Jobs Act of 2017 eliminated the “performance-based compensation” exception for grants made from and after January 1, 2018, the BACEP continues to include award limits, by which a participant may not be granted in any calendar year: (i) stock options or SARs for more than 4,000,000 shares, or (ii) performance-based restricted stock shares/RSUs for more than 4,000,000 shares (assuming maximum performance).
Withholding for payment of taxes
The BACEP provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The BACEP permits a participant to satisfy this requirement, with the approval of the Committee and subject to the terms of the BACEP, by withholding from the participant a number of shares of the company’s common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes. It also permits the company and the participant to withhold at rates up to the maximum statutory tax rates.
Adjustments for changes in capitalization
In the event of any change in the number of our outstanding shares of common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the BACEP, the annual limit on individual awards, the limits on incentive stock options, restricted stock and RSUs, and the terms, types of shares and number of shares of any outstanding awards under the BACEP will be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for us and the participant.
No single trigger vesting upon a change in control for employees
The BACEP permits the Committee to provide for vesting of awards to employees in connection with a change in control of Bank of America if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change in control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the employee for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation. Awards to non-employee directors fully vest upon a change in control.
Amendment and termination of the Plan
Our Board has the power to amend, modify, or terminate the BACEP on a prospective basis, provided that no termination, amendment, or modification shall adversely affect in any material way any award previously granted under the Plan without the written consent of any affected participant. Shareholder approval will be obtained for any change to the material terms of the BACEP to the extent required by NYSE listing requirements or other applicable law. The BACEP, as amended, automatically terminates at the close of business on April 21, 2035, following which no awards may be made under the BACEP.
Option and SARs repricing prohibited
The BACEP specifically prohibits the repricing of stock options or SARs without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a stock option or SAR to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the employee.
Federal income tax treatment
The following discussion summarizes certain U.S. federal income tax consequences of awards under the BACEP based on the law as in effect on the date of this document. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be employed with awards, nor does it cover state, local, or non-U.S. taxes.
Nonqualified stock options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the fair market value of the shares on the exercise date.

Incentive stock options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.
Stock appreciation rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Restricted stock shares and RSUs. A participant generally will not have taxable income upon the grant of restricted stock or RSUs. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.
Tax consequences to Bank of America. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code, including those imposed by Section 162(m) as applicable.
New stock plan benefits
Because awards under the BACEP are discretionary, awards are generally not determinable at this time. For information regarding awards granted under the BACEP during the most recently completed fiscal year, see “Grants of plan-based awards table” on page 68 and “Director compensation” on page 44. As stated previously, in the event the proposed amendment and restatement is not approved by shareholders at the annual meeting, there are enough shares remaining under the Plan for the Board to grant restricted stock awards to directors elected at the annual meeting as part of 2025-2026 director compensation.
Additional information
The table below presents information on equity compensation plans at December 31, 2024, as required by SEC disclosure rules.

Plan Category(1)	(a) Number of Shares to be Issued Under Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Shares Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)

Plans approved by shareholders	269,213,186	-	158,387,893

Plans not approved by shareholders	-	-	-

Total	269,213,186	-	158,387,893

(1)	This table does not include 421,369 vested RSUs and stock option gain deferrals at December 31, 2024 that were assumed by the Corporation in connection with prior acquisitions under whose plans the awards were originally granted.
(2)	Consists of outstanding RSUs. Includes 4,225,165 vested RSUs subject to a required post-vest holding period.
(3)	Restricted stock units do not have an exercise price and are delivered without any payment or consideration.
(4)	Amount represents shares of common stock available for future issuance under the BACEP.

No options or SARs have been granted to any current NEO, current executive officer, or any associate of such person, nor to any other employee or person since shareholders approved the last amendment to the BACEP in 2024.
THIS IS A VOTING INSTRUCTION FORM. VOTING INSTRUCTIONS You are receiving this voting instruction form because you hold shares in the above Security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on VOTING INSTRUCTIONS V65929-P26502 THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION. The Board recommends you vote FOR the following proposal(s): 1 through 4 For Against Abstain 1. Electing Directors Nominees: 1a. Sharon L. Allen 1b. José (Joe) E. Almeida 1c. Pierre J.P. de Weck 1d. Arnold W. Donald 1e. Linda P. Hudson 1f. Monica C. Lozano 1g. Maria N. Martinez 1h. Brian T. Moynihan 1i. Lionel L. Nowell III 1j. Denise L. Ramos 1k. Clayton S. Rose 1l. Michael D. White 1m. Thomas D. Woods 1n. Maria T. Zuber For Against Abstain 2. Approving our executive compensation (an advisory, non-binding “Say on Pay” resolution) 3. Ratifying the appointment of our independent registered public accounting firm for 2025 4. Amending and restating the Bank of America Corporation Equity Plan The Board recommends you vote AGAINST the following proposal(s): 5 through 8 For Against Abstain 5. Shareholder proposal requesting the nomination of more director candidates than board seats 6. Shareholder proposal requesting report on board oversight of risks related to animal welfare 7. Shareholder proposal requesting report on lobbying alignment with Bank of America’s climate goals 8. Shareholder proposal requesting disclosure of energy financing ratio For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date